Exhibit 99.1

FIRST US BANCSHARES, INC.

REPORTS 60.6% YEAR-OVER-YEAR DILUTED EPS GROWTH

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Fourth Quarter and Full Year 2022 Results

BIRMINGHAM, AL (January 25, 2023) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.2 million, or $0.35 per diluted share, for the quarter ended December 31, 2022 (“4Q2022”), compared to $1.9 million, or $0.29 per diluted share, for the quarter ended September 30, 2022 (“3Q2022”) and $1.7 million, or $0.25 per diluted share, for the quarter ended December 31, 2021 (“4Q2021”). For the year ended December 31, 2022, the Company's net income totaled $6.9 million, or $1.06 per diluted share, compared to $4.5 million, or $0.66 per diluted share, for the year ended December 31, 2021, an increase of 60.6% in diluted earnings per share.

Comparing 2022 to 2021, earnings improvement was driven primarily by reductions in non-interest expense following strategic initiatives that were initiated by the Company beginning in the third quarter of 2021. The strategic initiatives included the cessation of new business development at the Bank’s wholly owned subsidiary, Acceptance Loan Company, Inc. (“ALC”), as well as efforts to reorganize the Bank’s retail banking, technology and deposit operations functions. As a result of these efforts, non-interest expense was reduced by $4.7 million, or 14.3%, comparing 2022 to 2021.

“We are pleased to wrap up a very strong year of earnings growth,” stated James F. House, President and CEO of the Company. “The strategic initiatives that we began 15 to 18 months ago to improve both operating efficiency and asset quality are reaping significant rewards in the current environment. The coming year is expected to present many challenges as we continue to face a rising interest rate environment and a slowing economy. However, we continue to believe that our balance sheet is well-positioned for the volatile environment in which we find ourselves,” continued Mr. House.

Net income grew by $0.4 million, or 19.8%, in 4Q2022, compared to 3Q2022 due, in part, to growth in net interest income. Quarter-over-quarter net interest margin improved by 17 basis points in 4Q2022 compared to 3Q2022. In addition, the Company’s provision for loan and lease losses decreased by $0.6 million as loan growth slowed, particularly in the indirect consumer category, during the last quarter of the year.

Other Fourth Quarter Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of December 31, 2022.

	Quarter Ended
	2022				2021
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$54,396	$36,740	$40,625	$52,817	$67,048
Secured by 1-4 family residential properties	88,426	84,911	69,098	69,760	72,727
Secured by multi-family residential properties	67,917	72,446	66,848	50,796	46,000
Secured by non-farm, non-residential properties	199,965	200,505	187,041	177,752	197,901
Commercial and industrial loans	73,555	65,920	65,792	67,455	72,286
Paycheck Protection Program ("PPP") loans	6	31	116	643	1,661
Consumer loans:
Direct consumer	10,053	12,279	15,419	18,023	21,689
Branch retail	14,237	16,278	18,634	21,891	25,692
Indirect	266,567	262,742	252,206	220,931	205,940
Total loans	$775,122	$751,852	$715,779	$680,068	$710,944
Less unearned interest, fees and deferred costs	1,249	1,581	1,142	1,738	2,594
Allowance for loan and lease losses	9,422	9,373	8,751	8,484	8,320
Net loans	$764,451	$740,898	$705,886	$669,846	$700,030

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

The Company’s total loan portfolio increased by $23.3 million, or 3.1%, during 4Q2022. Loan volume increases during the quarter were driven primarily by growth in the Bank’s construction, commercial and industrial, consumer indirect, and 1-4 family residential secured categories. Growth in these categories was consistent with continued commercial economic activity and resiliency in consumer demand during the quarter. Loan growth was partially offset by decreases in the multi-family residential, direct consumer, and branch retail categories. The decreases in direct consumer and branch retail loans were consistent with management’s expectations related to the Company’s business cessation strategy at ALC. As of December 31, 2022, loans totaled $775.1 million, an increase of $64.2 million, or 9.0%, since December 31, 2021. The majority of year-over-year growth resulted from the consumer indirect and multi-family residential categories.

Net Interest Income and Margin – Net interest income totaled $9.9 million in 4Q2022, compared to $9.5 million in 3Q2022 and $9.3 million in 4Q2021. The improvement compared to both prior quarters resulted from loan growth, as well as margin expansion as earning assets repriced faster than interest-bearing liabilities amid the rising interest rate environment. Net interest margin was 4.27% in 4Q2022, compared to 4.10% in both 3Q2022 and 4Q2021. For the year ended December 31, 2022, net interest income totaled $36.9 million, slightly below $37.0 million for the year ended December 31, 2021. The decrease in 2022 was attributable to reductions in interest and fees on ALC loans in connection with the ALC cessation of business strategy, as well as increases in interest expense resulting from the rising rate environment. Comparing 2022 to 2021, interest and fees on ALC loans decreased by $4.3 million, while the Company's interest expense increased by $1.3 million. These reductions in net interest income were mostly offset by growth of $5.6 million in interest income attributable to the Bank’s other earning asset categories comparing 2022 to 2021. Full-year net interest margin was 4.07% in 2022, compared to 4.23% in 2021. As ALC’s loan portfolio continues to pay down, there will be continued reduction in interest and fees attributable to ALC’s loans. As of December 31, 2022, remaining loans, net of unearned interest and fees, in ALC’s portfolio totaled $20.2 million. This amount represents a reduction of 57.9% of total loans in ALC’s portfolio from September 30, 2021, immediately following implementation of the cessation of business strategy. As the pay down of ALC’s loans continues, the Company is continuing efforts to deploy funds in the Bank’s other loan and investment categories in order to offset reductions in interest income resulting from the pay down.

Deposit Growth and Deployment of Funds – Deposits totaled $870.0 million as of December 31, 2022, compared to $846.5 million as of September 30, 2022, and $838.1 million as of December 31, 2021. Core deposits, which exclude time deposits of $250 thousand or more, totaled $778.1 million, or 89.4% of total deposits, as of December 31, 2022, compared to $775.1 million, or 92.5% of total deposits, as of December 31, 2021. Total average funding costs, including both interest- and noninterest-bearing deposits and borrowings, was 0.77% in 4Q2022, compared to 0.51% in 3Q2022, and 0.33% in 4Q2021. For the year ended December 31, 2022, average funding costs totaled 0.48%, compared to 0.35% for the year ended December 31, 2021. As the cost of deposits and borrowings continues to rise, management seeks to deploy earning assets in an efficient manner to maximize net interest income amid the rising interest rate environment. During 4Q2022, the Company sold investment securities with a principal balance totaling $8.6 million at a net loss of $83 thousand. The intent of these sales was to effectively prune the investment portfolio and allow for reinvestment in higher-earning assets in future periods. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $132.7 million as of December 31, 2022, compared to $145.9 million as of September 30, 2022, and $134.3 million as of December 31, 2021.

Loan Loss Provision – The Company's loan loss provision totaled $0.5 million in 4Q2022, compared to $1.2 million in 3Q2022, and $0.5 million in 4Q2021. The reduction in provision compared to 3Q2022 resulted primarily from reduced loan growth in 4Q2022, particularly in the Bank’s indirect consumer portfolio. For the year ended December 31, 2022, loan loss provisions totaled $3.3 million, compared to $2.0 million for the year ended December 31, 2021. The increase in provision expense comparing 2022 to 2021 reflected both an increase in charge-offs associated with ALC’s loan portfolio, as well as qualitative adjustments applied to the portfolio in response to heightened inflationary trends and other economic uncertainties that emerged in 2022. In management’s view, the combination of the business cessation strategy, coupled with deteriorating economic conditions, including elevated inflation levels, increased overall credit risk during 2022, particularly in ALC’s loan portfolio. Loan loss provisions recorded by the Company during 2022 included expense of $2.0 million associated with ALC’s loans and $1.3 million associated with the Bank’s portfolio. While loan loss provisions at ALC resulted primarily from increased charge-offs and heightened economic risk factors, provisions at the Bank resulted primarily from loan growth. Due to its classification as a smaller reporting company by the Securities and Exchange Commission, the Company is not required to adopt the Current Expected Credit Loss (CECL) model to account for credit losses until 2023. Management has calculated a preliminary allowance for credit losses under the CECL accounting model as of January 1, 2023. Although the calculation is not final, and is subject to further evaluation, management currently expects to record an increase to credit loss reserves upon the adoption of CECL of approximately $2.4 million. Of this amount, approximately $0.7 million, or 29%, is associated with ALC’s run-off loan portfolio, while the remainder is associated with the Bank’s loan portfolio. In accordance with CECL transition accounting guidance, the adjustment will be recorded directly to retained earnings during the first quarter of 2023 and will not impact the Company’s current period earnings.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

Non-interest Income – Non-interest income totaled $0.7 million in 4Q2022, compared to $1.1 million in 3Q2022 and $0.9 million in 4Q2021. The decrease comparing 4Q2022 to 3Q2022 resulted primarily from gains on the sale of premises and equipment in 3Q2022 that were not repeated in 4Q2022, as well as losses associated with investment securities sales in 4Q2022. Compared to 4Q2021, the reduction in 4Q2022 resulted from the losses on sales of investment securities, combined with reduced service charge and other ancillary revenues comparing the two periods. For both years ended December 31, 2022 and 2021, non-interest income totaled $3.5 million.

Non-interest Expense – Non-interest expense totaled $7.1 million in 4Q2022, compared to $7.0 million in 3Q2022, and $7.4 million in 4Q2021. The increase in expense comparing 4Q2022 to 3Q2022 resulted primarily from various miscellaneous expense categories, combined with a modest increase in salaries and benefits. For the year ended December 31, 2022, non-interest expense totaled $28.1 million, compared to $32.8 million for the year ended December 31, 2021, a decrease of 14.3%. The year-over-year expense decrease resulted primarily from the cessation of ALC's business, as well as other efficiency efforts conducted by the Bank. As a result of these efforts, significant reductions were realized associated with salaries and employee benefits, occupancy and equipment, and other expenses associated with technology and professional services. Non-interest expense during 2022 was further reduced by $0.3 million in nonrecurring net gains on the sale of other real estate owned (OREO). Due primarily to the significant reduction in non-interest expense, the Company's efficiency ratio improved to 69.5% for the year ended December 31, 2022, compared to 80.9% for the year ended December 31, 2021.

Asset Quality – The Company’s nonperforming assets, including loans in non-accrual status and OREO, totaled $2.3 million as of December 31, 2022, compared to $2.8 million as of September 30, 2022, and $4.2 million as of December 31, 2021. The reduction in nonperforming assets during 2022 resulted mostly from the sale of OREO properties during the period. Reductions in OREO totaled $1.5 million during 2022 and included the sales of banking centers that were closed in 2021. As a percentage of total assets, non-performing assets totaled 0.24% as of December 31, 2022, compared to 0.28% as of September 30, 2022, and 0.43% as of December 31, 2021. Net charge-offs as a percentage of average loans increased in 2022 to 0.30% as of December 31, 2022, compared to 0.16% as of December 31, 2021. The increase resulted from accelerated charge-offs of ALC’s run-off portfolio of loans.

Shareholders’ Equity – As of December 31, 2022, shareholders’ equity totaled $85.1 million, compared to $90.1 million as of December 31, 2021. The decrease in shareholders’ equity resulted from reductions in accumulated other comprehensive income due to declines in the market value of the Company’s available-for-sale investment portfolio, as well as repurchases of shares of the Company’s common stock during the year ended December 31, 2022. The market value declines in investment securities available-for-sale were the direct result of the increasing interest rate environment in 2022. No other-than-temporary impairment was recognized in the portfolio as of December 31, 2022. The market value decrease in available-for-sale securities was partially offset by an increase in the market value of cash flow derivative instruments that hedge certain deposits and borrowings on the Company’s balance sheet. As of December 31, 2022, the Company’s ratio of tangible common equity to tangible assets totaled 7.84%, compared to 7.67% as of September 30, 2022, and 8.63% as of December 31, 2021.

Share Repurchases - During 2022, the Company completed share repurchases totaling 412,400 shares of its common stock at a weighted average price per share of $10.87. The repurchases were completed under the Company’s existing share repurchase program, which was amended in April 2021 to allow for the repurchase of additional shares. During 4Q2022, the share repurchase program was extended through December 31, 2023. Under the program, 596,813 shares remain available for repurchase as of December 31, 2022. No shares were repurchased during 4Q2022.

Cash Dividend – Commensurate with the earnings growth experienced in 2022, the Company increased its quarterly dividend to $0.05 per share of common stock in 4Q2022, a 67% increase over the dividend of $0.03 per share paid during the previous three quarters of 2022 and all four quarters of 2021.

Regulatory Capital –During 4Q2022, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of December 31, 2022, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.07%. As of December 31, 2022, its total capital ratio was 12.19%, and its Tier 1 leverage ratio was 9.39%.

Liquidity – As of December 31, 2022, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus and protect against it, through vaccinations and otherwise, or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the impact of changing accounting standards and tax laws on the Company’s allowance for loan losses and financial results; the impact of national and local market conditions on the Company’s business and operations; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the pending discontinuation of LIBOR as an interest rate benchmark; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended					Year Ended
	2022				2021	2022	2021
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$11,621	$10,670	$9,525	$9,381	$9,987	$41,197	$39,921
Interest expense	1,730	1,155	699	672	727	4,256	2,950
Net interest income	9,891	9,515	8,826	8,709	9,260	36,941	36,971
Provision for loan and lease losses	527	1,165	895	721	493	3,308	2,010
Net interest income after provision for loan and lease losses	9,364	8,350	7,931	7,988	8,767	33,633	34,961
Non-interest income	678	1,088	856	829	865	3,451	3,521
Non-interest expense	7,106	7,032	6,878	7,056	7,414	28,072	32,756
Income before income taxes	2,936	2,406	1,909	1,761	2,218	9,012	5,726
Provision for income taxes	708	546	494	400	507	2,148	1,275
Net income	$2,228	$1,860	$1,415	$1,361	$1,711	$6,864	$4,451
Per Share Data:
Basic net income per share	$0.37	$0.31	$0.23	$0.22	$0.27	$1.13	$0.70
Diluted net income per share	$0.35	$0.29	$0.22	$0.20	$0.25	$1.06	$0.66
Dividends declared	$0.05	$0.03	$0.03	$0.03	$0.03	$0.14	$0.12
Key Measures (Period End):
Total assets	$994,667	$989,277	$955,385	$968,646	$958,302
Tangible assets (1)	986,866	981,421	947,462	960,650	950,233
Loans, net of allowance for loan losses	764,451	740,898	705,886	669,846	700,030
Allowance for loan and lease losses	9,422	9,373	8,751	8,484	8,320
Investment securities, net	132,657	145,903	152,536	137,736	134,319
Total deposits	870,025	846,537	844,296	853,117	838,126
Short-term borrowings	20,038	40,106	10,088	10,062	10,046
Long-term borrowings	10,726	10,708	10,690	10,671	10,653
Total shareholders’ equity	85,135	83,103	82,576	87,807	90,064
Tangible common equity (1)	77,334	75,247	74,653	79,811	81,995
Book value per common share	14.65	14.30	14.05	14.33	14.59
Tangible book value per common share (1)	13.31	12.95	12.70	13.02	13.28
Key Ratios:
Return on average assets (annualized)	0.90%	0.75%	0.58%	0.58%	0.71%	0.70%	0.47%
Return on average common equity (annualized)	10.60%	8.78%	6.55%	6.17%	7.54%	7.99%	5.01%
Return on average tangible common equity (annualized) (1)	11.70%	9.69%	7.21%	6.77%	8.29%	8.80%	5.52%
Net interest margin	4.27%	4.10%	3.91%	3.97%	4.10%	4.07%	4.23%
Efficiency ratio (2)	67.2%	66.3%	71.0%	74.0%	73.2%	69.5%	80.9%
Net loans to deposits	87.9%	87.5%	83.6%	78.5%	83.5%
Net loans to assets	76.9%	74.9%	73.9%	69.2%	73.0%
Tangible common equity to tangible assets (1)	7.84%	7.67%	7.88%	8.31%	8.63%
Tier 1 leverage ratio (3)	9.39%	9.23%	9.33%	9.38%	9.17%
Allowance for loan losses as % of loans	1.22%	1.25%	1.22%	1.25%	1.17%
Nonperforming assets as % of total assets	0.24%	0.28%	0.18%	0.32%	0.43%
Net charge-offs as a percentage of average loans	0.25%	0.29%	0.36%	0.32%	0.18%	0.30%	0.16%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 11.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED December 31, 2022 AND 2021

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2022			December 31, 2021
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$759,128	$10,677	5.58%	$715,882	$9,503	5.27%
Taxable investment securities	137,894	735	2.11%	127,605	444	1.38%
Tax-exempt investment securities	1,746	5	1.14%	3,091	13	1.67%
Federal Home Loan Bank stock	1,491	20	5.32%	870	8	3.65%
Federal funds sold	995	10	3.99%	80	—	—
Interest-bearing deposits in banks	18,340	174	3.76%	48,310	19	0.16%
Total interest-earning assets	919,594	11,621	5.01%	895,838	9,987	4.42%

Noninterest-earning assets	66,369			66,147
Total	$985,963			$961,985

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$237,049	$200	0.33%	$244,258	$128	0.21%
Savings deposits	215,728	510	0.94%	204,063	145	0.28%
Time deposits	224,373	707	1.25%	212,891	295	0.55%
Total interest-bearing deposits	677,150	1,417	0.83%	661,212	568	0.34%
Noninterest-bearing demand deposits	179,568	—	—	179,331	—	—
Total deposits	856,718	1,417	0.66%	840,543	568	0.27%
Borrowings	36,144	313	3.44%	20,678	159	3.05%
Total funding costs	892,862	1,730	0.77%	861,221	727	0.33%

Other noninterest-bearing liabilities	9,711			10,758
Shareholders’ equity	83,390			90,006
Total	$985,963			$961,985

Net interest income		$9,891			$9,260
Net interest margin			4.27%			4.10%

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

year ended December 31, 2022 AND 2021

(Dollars in Thousands)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2022			December 31, 2021
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$724,639	$38,015	5.25%	$685,010	$38,229	5.58%
Taxable investment securities	141,283	2,631	1.86%	107,141	1,503	1.40%
Tax-exempt investment securities	2,342	36	1.54%	3,370	60	1.78%
Federal Home Loan Bank stock	1,247	53	4.25%	928	34	3.66%
Federal funds sold	584	22	3.77%	83	—	—
Interest-bearing deposits in banks	38,379	440	1.15%	76,972	95	0.12%
Total interest-earning assets	908,474	41,197	4.53%	873,504	39,921	4.57%

Noninterest-earning assets	65,855			66,782
Total	$974,329			$940,286

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$246,124	$638	0.26%	$236,084	$553	0.23%
Savings deposits	208,672	1,204	0.58%	193,766	599	0.31%
Time deposits	212,591	1,540	0.72%	226,425	1,517	0.67%
Total interest-bearing deposits	667,387	3,382	0.51%	656,275	2,669	0.41%
Noninterest-bearing demand deposits	182,032	—	—	172,187	—	—
Total deposits	849,419	3,382	0.40%	828,462	2,669	0.32%
Borrowings	30,048	874	2.91%	13,512	281	2.08%
Total funding costs	879,467	4,256	0.48%	841,974	2,950	0.35%

Other noninterest-bearing liabilities	8,977			9,416
Shareholders’ equity	85,885			88,896
Total	$974,329			$940,286

Net interest income		$36,941			$36,971
Net interest margin			4.07%			4.23%

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Cash and due from banks	$11,844	$10,843
Interest-bearing deposits in banks	18,308	50,401
Total cash and cash equivalents	30,152	61,244
Federal funds sold	1,768	82
Investment securities available-for-sale, at fair value	130,795	130,883
Investment securities held-to-maturity, at amortized cost	1,862	3,436
Federal Home Loan Bank stock, at cost	1,359	870
Loans, net of allowance for loan and lease losses of $9,422 and $8,320, respectively	764,451	700,030
Premises and equipment, net of accumulated depreciation of $21,623 and $21,916, respectively	24,439	25,123
Cash surrender value of bank-owned life insurance	16,399	16,141
Accrued interest receivable	3,011	2,556
Goodwill and core deposit intangible, net	7,801	8,069
Other real estate owned	686	2,149
Other assets	11,944	7,719
Total assets	$994,667	$958,302
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$169,822	$174,501
Interest-bearing	700,203	663,625
Total deposits	870,025	838,126
Accrued interest expense	607	224
Other liabilities	8,136	9,189
Short-term borrowings	20,038	10,046
Long-term borrowings	10,726	10,653
Total liabilities	909,532	868,238
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,679,659 and 7,634,918 shares issued, respectively; 5,812,258 and 6,172,378 shares outstanding, respectively	75	75
Additional paid-in capital	14,510	14,163
Accumulated other comprehensive loss, net of tax	(7,241)	(276)
Retained earnings	104,460	98,428
Less treasury stock: 1,867,401 and 1,462,540 shares at cost, respectively	(26,669)	(22,326)
Total shareholders’ equity	85,135	90,064
Total liabilities and shareholders’ equity	$994,667	$958,302

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$10,676	$9,503	$38,015	$38,229
Interest on investment securities	945	484	3,182	1,692
Total interest income	11,621	9,987	41,197	39,921

Interest expense:
Interest on deposits	1,418	569	3,382	2,669
Interest on borrowings	312	158	874	281
Total interest expense	1,730	727	4,256	2,950

Net interest income	9,891	9,260	36,941	36,971

Provision for loan and lease losses	527	493	3,308	2,010

Net interest income after provision for loan and lease losses	9,364	8,767	33,633	34,961

Non-interest income:
Service and other charges on deposit accounts	250	292	1,154	1,069
Net (loss) gain on sales and prepayments of investment securities	(83)	—	(83)	22
Lease income	229	211	864	830
Other income, net	282	362	1,516	1,600
Total non-interest income	678	865	3,451	3,521

Non-interest expense:
Salaries and employee benefits	4,029	4,206	16,418	19,157
Net occupancy and equipment	813	1,070	3,281	4,388
Computer services	415	421	1,639	1,832
Fees for professional services	249	272	1,060	1,275
Other expense	1,600	1,445	5,674	6,104
Total non-interest expense	7,106	7,414	28,072	32,756

Income before income taxes	2,936	2,218	9,012	5,726
Provision for income taxes	708	507	2,148	1,275
Net income	$2,228	$1,711	$6,864	$4,451
Basic net income per share	$0.37	$0.27	$1.13	$0.70
Diluted net income per share	$0.35	$0.25	$1.06	$0.66
Dividends per share	$0.05	$0.03	$0.14	$0.12

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2022 Results

January 25, 2023

		Quarter Ended					Year Ended
		2022				2021	2022	2021
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$994,667	$989,277	$955,385	$968,646	$958,302
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		366	421	488	561	634
Tangible assets	(a)	$986,866	$981,421	$947,462	$960,650	$950,233

Total shareholders’ equity		$85,135	$83,103	$82,576	$87,807	$90,064
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		366	421	488	561	634
Tangible common equity	(b)	$77,334	$75,247	$74,653	$79,811	$81,995

Average shareholders’ equity		$83,390	$84,085	$86,650	$89,502	$90,010	$85,885	$88,896
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		392	451	523	596	669	490	794
Average tangible shareholders’ equity	(c)	$75,563	$76,199	$78,692	$81,471	$81,906	$77,960	$80,667

Net income	(d)	$2,228	$1,860	$1,415	$1,361	$1,711	$6,864	$4,451
Common shares outstanding (in thousands)	(e)	5,812	5,812	5,876	6,130	6,172

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.31	$12.95	$12.70	$13.02	$13.28

Tangible common equity to tangible assets	(b)/(a)	7.84%	7.67%	7.88%	8.31%	8.63%

Return on average tangible common equity (annualized)	(1)	11.70%	9.69%	7.21%	6.77%	8.29%	8.80%	5.52%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200